Exhibit 10.1

[Grant Date]

[Grantee Name]

[Grantee Address]

Dear [Grantee Name]:

Pursuant to the NTELOS Holdings Corp. Amended and Restated Equity Incentive Plan (the “Plan”), the Plan’s administrative committee (the “Committee”) hereby grants [            ] shares of Restricted Stock, par value $.01 per share (“Award”). This Award is subject to the applicable terms and conditions of the Plan, which are incorporated herein by reference, and in the event of any contradiction, distinction or difference between this letter and the terms of the Plan, the terms of the Plan will control. All capitalized terms used herein have the meanings set forth herein or in the Plan, as applicable.

Subject to your continued employment with the Company and its Subsidiaries, your Award will fully vest and become non-forfeitable as of March 2, 2010 (“Vesting Date”). Your Award shall be forfeitable and non-transferable until it vests.

The following enhanced vesting provisions shall also apply to your Award shares in the event your employment with the Company and its Subsidiaries terminates under the circumstances described below before your Award becomes vested.

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In the event of your voluntary retirement (meaning severance from employment by retirement on or after becoming eligible for early, normal or postponed retirement under the Company’s Revised Retirement Plan for the Employees of NTELOS Inc.) or in the event the Company terminates your employment with the Company and its Subsidiaries involuntarily and without Cause other than in contemplation of or within nine (9) months after a Change in Control, as defined in the Plan, your Award will vest 1/12 for each full month of service you render beginning March 1, 2009, multiplied by the Team Incentive Plan (TIP) company performance percentage for 2009 (not to exceed 100%), rounded to the nearest whole share, at the time after 2009 and on or before March 15, 2010 at which the Committee verifies the TIP company performance percentage for 2009. For example, if your separation date is June 30, 2009, and the TIP performance percentage for 2009 is 95%, then your vesting would be as follows: [            ] shares multiplied by 4/12 multiplied by 95% equals [            ] vested shares. You will not be entitled to receive this enhanced vesting if your employment terminates on account of your death, disability, termination by the Company for Cause or your voluntary resignation other than on retirement as described above.

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In the event the Company terminates your employment with the Company and its Subsidiaries involuntarily and without Cause in contemplation of or within nine (9) months after a Change in Control, as defined in the Plan, then your entire Award will fully vest and become non-forfeitable upon your Termination Date. Your employment will be considered to have been terminated “in contemplation of” a Change in Control only if the Company makes a public announcement or files a report or proxy statement with the Securities and Exchange Commission disclosing a transaction or series of transactions which, if completed, would constitute a Change in Control and your employment is terminated by the Company without Cause during the period beginning with such announcement or filing and ending on the earlier of (x) the date that the Board, acting in good faith, adopts a resolution stating that the transaction or series of transactions have been abandoned or (y) the date that such transaction or series of transactions are completed. You will not be entitled to receive this enhanced vesting if your employment terminates on account of your death, disability, retirement, termination by the Company for Cause or your voluntary resignation for whatever reason.

Notwithstanding the foregoing, your award or portion thereof that has not become vested and non-forfeitable shall be immediately forfeited as of such time no further vesting of your Award or portion thereof is possible under the circumstances described above.

By accepting this Award, you agree upon grant of your Award to be bound by the following confidentiality and non-solicitation restrictions:

Confidentiality

You understand and acknowledge that during your employment with the Company, you have been and will be making use of, acquiring or adding to the Company’s Confidential Information (as defined below). In order to protect the Confidential Information, you will not, during your employment with the Company or at any time thereafter, in any way utilize any of the Confidential Information except in connection with your employment by the Company. You will not at any time use any Confidential Information for your own benefit or the benefit of any person except the Company. At the end of your employment with the Company, you will surrender and return to the Company any and all Confidential Information in your possession or control, as well as any other Company property that is in your possession or control. The term “Confidential Information” shall mean any information that is confidential and proprietary to the Company, including but not limited to the following general categories: (a) trade secrets; (b) lists and other information about current and prospective customers; (c) plans or strategies for sales, marketing, business development, or system build-out; (d) sales and account records; (e) prices or pricing strategy or information; (f) current and proposed advertising and promotional programs; (g) engineering and technical data; (h) the Company’s methods, systems, techniques, procedures, designs, formula, inventions and know-how; (i) personnel information; (j) legal advice and strategies; and (k) other information of a similar nature not known or made available to the public or the Company’s competitors. “Confidential Information” shall also include any such information that you may prepare or create during your employment with the Company, as well as such information that has been or may be created or prepared by others. This promise of confidentiality is in addition to any common law or statutory rights of the Company to prevent disclosure of its trade secrets and/or Confidential Information.

Non-Solicitation

While you are employed by the Company and for one (1) year after your Termination Date, you will not, directly or indirectly, solicit or encourage any employee of the Company to terminate employment with the Company; hire, or cause to be hired, for any employment by a Competitor, any person who within the preceding 12 month period has been employed by the Company, or assist any other person, firm, or corporation to do any of the foregoing acts. Additionally, while you are employed by the Company and for one (1) year after your Termination Date, you will not, directly or indirectly, sell, attempt to sell, provide or attempt to provide, any wireless or wireline telecommunication services, including but not limited to internet services, to any person or entity who was a customer or an actively sought prospective customer of the Company, at any time during the Executive’s employment with the Company.

In the event you breach any of foregoing confidentiality or non-solicitation restrictions, in addition to any contractual or common law right the Company may have against you, you will waive and forfeit any and all rights to any further benefits under this letter or under the Plan and you will repay the Company for any benefit you may have already received under this letter or under the Plan.

Other

The Company may impose any additional conditions or restrictions on the Award as it deems necessary or advisable to ensure that all rights granted under the Plan satisfy the requirements of applicable securities laws. The Company shall not be obligated to issue or deliver any shares if such action violates any provision of any law or regulation of any governmental authority or national securities exchange.

The Committee may amend the terms of this Award to the extent it deems appropriate to carry out the terms of the Plan. The construction and interpretation of any provision of this Award or the Plan shall be final and conclusive when made by the Committee.

Nothing in this letter shall confer on you the right to continue in the service of the Company or its Subsidiaries or interfere in any way with the right of the Company or its Subsidiaries to terminate your service at any time, which rights shall be subject to the terms and conditions of any applicable employment agreement or other contractual relationship between you and the Company or its Subsidiaries, if such agreement or other relationship exists.

The certificate(s) for your Award shares, together with a stock power you endorse in blank, shall be held in escrow by the Company until your Award shares vest or are forfeited.

Please sign and return a copy of this agreement to Joe Leigh, Human Resources Director, designating your approval of this letter. This acknowledgement must be returned within thirty (30) days; otherwise, the Award will lapse and become null and void. Your signature will also acknowledge that you have received and reviewed the Plan and that you agree to be bound by the applicable terms of this letter and the Plan.

Very truly yours,

NTELOS HOLDINGS CORP.

By:

ACKNOWLEDGED AND ACCEPTED

Dated: